UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 4, 2009
NOVELIS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3399 Peachtree Road NE, Suite 1500, Atlanta, GA	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 814-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On March 4, 2009, Novelis Inc. (the “Company”) announced a plan to close its aluminum sheet mill in Rogerstone, South Wales, UK, (“Rogerstone”) by April 30, 2009. The announcement came after a 90-day consultation with labor regulators, the aim of which had been to help get the business through the downturn by identifying measures that could be taken in light of the weak economy. Despite significant effort to achieve this, a viable plan did not emerge and Novelis management decided to close the plant. The closure will affect 440 jobs.
     In connection with the closure of Rogerstone, the Company expects to incur approximately $65-70 million in net charges to be recorded during the fourth fiscal quarter of 2009 and first fiscal quarter of 2010. Included in these charges are approximately $25 million in employee termination costs; approximately $15-20 million of expense associated with asset write-downs and accelerated depreciation; and $25 million in environmental and other site closure costs.
     The Company estimates that future cash expenditures related to the closure will be approximately $50 million, of which approximately $35 million will be paid over the next 12 months. These cash outflows will be substantially offset by annual fixed cost savings of approximately $25 million and do not give consideration to proceeds from the future sale of land and equipment.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: March 10, 2009	By:	/s/ Christopher M. Courts
Christopher M. Courts
Assistant General Counsel and Corporate Secretary